EXHIBIT 11

                                   WSMP, INC.
                                AND SUBSIDIARIES
                    Computation of Per Share Earnings (Loss)

                                                          1996         1995        1994        1993        1992
                                                        --------     --------    --------     -------    -------
Earnings (loss) per share computation:

Net earnings (loss)                                  $ (1,494,989) $ 1,096,670  $(785,000)  $ 670,000   $ 630,000
                                                     ============= ===========  ==========  ==========  ==========

Actual outstanding shares beginning of year             2,660,338    2,666,588  2,494,844   2,428,358   2,540,415

Add (deduct) weighted average shares applicable to:

  Common stock options outstanding                                     214,219                452,466     130,970

  Treasury stock acquisitions                                           (1,786)    (5,803)     (6,417)    (22,049)

  Common stock issued                                                              57,364         693

  Common stock options exercised                           69,179                  77,610
                                                     -------------  ----------- ----------- ----------  -----------
Weighted average shares, as adjusted                    2,729,517    2,879,021  2,624,015   2,875,100   2,649,336
                                                     =============  =========== =========== ==========  ===========

Earnings (loss) per common and common
 equivalent share                                    $       (.55) $       .38  $    (.30)  $     .23   $     .24
                                                     =============  =========== =========== ==========  ===========